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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    ---------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):    February 1, 1999


                             Boykin Lodging Company
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


             Ohio                       001-11975               34-1824586
-----------------------------   ------------------------    -------------------
 (State or Other Jurisdiction   (Commission File Number)     (I.R.S. Employer
       of Incorporation)                                    Identification No.)


   Guildhall Building, Suite 1500, 45 W. Prospect Ave.
                     Cleveland, Ohio                                  44115
                     ---------------                                  -----
        (Address of Principal Executive Offices)                   (Zip Code)


                                 (216) 430-1200
                         -------------------------------
                         (Registrant's telephone number,
                              including area code)


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ITEM 5.           OTHER EVENTS.

         On February 1, 1999, Boykin Lodging Company ("Boykin") formed a joint venture with AEW Partners III, L.P. ("AEW"), an investment partnership managed by AEW Capital Management, L.P., a Boston-based real estate investment firm that manages a portfolio of approximately $6 billion. AEW will provide $50 million of equity capital for the joint venture, and Boykin will provide approximately $17 million of equity capital and serve as the operating partner of the joint venture.

         Boykin and AEW plan to use the joint venture to take advantage of acquisition opportunities in the lodging industry. Combined with debt financing, the initial capital commitments would allow the joint venture to complete approximately $175 million of acquisitions over a 24-month period. The joint venture agreement also contains provisions for AEW and Boykin to double their respective capital commitments under certain circumstances, which could result in total acquisitions by the joint venture of approximately $350 million. In addition, as part of the transaction, Boykin will receive incentive returns based on the performance of acquired assets and other compensation as a result of the joint venture's activities. The joint venture will continue Boykin's strategy of targeting upscale, full-service hotels and resorts located in major markets where Boykin can add value through its expertise in renovation, repositioning, and asset management, while utilizing its multitenant approach to leasing hotel assets. Boykin is required to provide the joint venture with the first opportunity to acquire appropriate hotel properties. Boykin expects that substantially all of its hotel acquisitions between February 1999 and February 2001 will be made through the joint venture.

         After the end of the two-year investment period, AEW has the option to convert its capital invested in the joint venture into Boykin convertible preferred shares. This aligns the interests of Boykin and AEW toward the goals of executing quality real estate acquisitions for the joint venture and increasing the value of Boykin's common shares. If issued, the preferred shares would be convertible into common shares at $16.48 per common share and have a minimum cumulative annual dividend currently equivalent to $1.88 per common share, Boykin's current common share dividend.

         Boykin expects that the acquisitions that the joint venture completes will increase its cash flow and funds from operations. Boykin will receive an acquisition fee for each asset acquired by the joint venture and an asset management fee for its services. Boykin will also be able to increase its interests in cash distributions from 25 percent to 50 percent after AEW achieves certain internal return thresholds.

         Pursuant to the joint venture agreements, AEW also purchased a warrant from Boykin for $500,000. The warrant gives AEW the right to buy up to $20 million of Boykin's common shares for $16.48 per share. The warrant is exercisable after the two-year investment period, and expires one year after it becomes exercisable. The amount of the warrant will be reduced and eliminated on a dollar-for-dollar basis as the last $20 million of AEW's capital is invested.

         Boykin will account for its investment in the joint venture under the equity method of accounting. Therefore, the joint venture's assets and liabilities will not be consolidated with those of Boykin.


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         Boykin is a multitenant real estate investment trust, which focuses on the acquisition of full-service, upscale commercial and resort hotels. The company currently owns 31 full-service commercial and resort hotels containing a total of 8,689 rooms located in California, Colorado, Florida, Idaho, Indiana, Maryland, Minnesota, Missouri, Nebraska, New York, New Jersey, North Carolina, Tennessee, Ohio, Oregon and Washington.

                           FORWARD-LOOKING STATEMENTS

         This report contains forward-looking statements regarding Boykin's expectations with respect to the joint venture with AEW. Investors are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual events or results may differ materially from those in the forward-looking statement as a result of various factors. Factors that could cause the actual events or results to differ materially from those expressed in or implied by the forward-looking statements include real estate conditions, execution of Boykin's hotel acquisition program, changes in local or national economic conditions, increases in competition in the lodging industry and other similar conditions. Further information regarding factors that could cause such difference is contained in Boykin's periodic reports filed with the Securities and Exchange Commission ("SEC"). You may read and copy the reports, proxy statements and other information that Boykin files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains the reports, proxy statements and other information filed by Boykin. The SEC's Internet address is http://www.sec.gov.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                BOYKIN LODGING COMPANY


                                       By:      /s/ Paul A. O'Neil
                                                --------------------------------
Date:  March 3, 1999                            Paul A. O'Neil
                                                Chief Financial Officer



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